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                                                                    EXHIBIT 23.2



                        [ARTHUR ANDERSEN LLP LETTERHEAD]



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, as of February 2, 1996, and during the period covered by the financial statements on which we reported, we hereby consent to the use of our report dated February 2, 1996, covering the financial statements of SuperShuttle International, Inc. as of September 30, 1995, and for the year then ended appearing in the Prospectus, which is part of this registration statement.



We also consent to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


                                          /s/ Arthur Anderson LLP


Phoenix, Arizona,


August 5, 1998.